Exhibit 10.24

NEITHER THIS SECURITY NOR THE SECURITIES ISSUABLE AS A CONSEQUENCE OF THIS SECURITY HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

$4,758.82 DECEMBER 23, 2008 SUPERSEDING NOTE

FOR VALUE RECEIVED, ACCESSKEY, INC. (the “Company”), a Nevada corporation, having a place of business at 8100 M4 Wyoming Blvd NE, Suite 420, Albuquerque, New Mexico, 87113, hereby promises to pay to the order of Nutmeg MiniFund II, LLLP (“Holder”), a Minnesota Limited Liability Company, having its principal address at 155 Revere Dr., Suite 10, Northbrook, IL 60062, the sum of $4,758.82. This Superseding Note (this “Note”) is issued in conjunction with one or more loans to the Company for the Company’s operations, and supersedes the previously issued October 1, 2007 Convertible Note, May 1, 2008 Convertible Note, and the attempted issuance of an August 22, 2008 Superseding Note.

1.  Maturity.  The amount outstanding under this Note will be due and payable at the address of Holder or such other place as Holder may designate on September 30, 2010 (the “Maturity Date”).  The attempted August 22, 2008 Superseding Note issuance is deemed null and void due to ambiguities.

2.  Payments of Interest and Principal.  Interest on the borrowed outstanding principal balance under this Note shall be payable quarterly, commencing on the first banking day of each quarter, including credit for an October 1, 2008 payment, and a January 1, 2009 payment, and thereafter, until the Maturity Date (each, an “Interest Date”); provided however, the first payments, otherwise due under the August 22, 2008 Superseding Note on October 1, 2008, and otherwise due on January 1, 2009, will be added to principal and treated as paid but reborrowed under the terms hereof.

3.  Interest.  Subject to certain ceilings in the amounts (creating the Maximum Interest, as set forth below), the amount of interest payable under the Note will approximate the amount of profit that the Holder would have made with a stock investment of a like amount, instead of the purchase of this Note.  Specifically, the parties have made the assumption that the Note Amount would have acquired a specified number of shares the “Applicable Shares”, which term shall mean, at any time, the principal balance of the Note, divided by $0.0075.  In other words, the Note Amount, divided by $0.0075 results in the beginning number of Applicable Shares, upon which the calculation of theoretical profit is made. The amount of interest payable to the Holder is a function of stock price increases, if any, times this number of Applicable Shares, subject to the Maximum Interest and the Minimum Interest, as set forth below.  If the share price doubles, then the Holder should double its money, earning, as interest, an amount equal to the stock price increase on the Applicable Shares, in addition to being repaid the amount of the Note.  Significantly, as the price goes up, the value of this Note increases accordingly. However, the number of shares for the Company to repurchase the Note, remains constant, equal to the Applicable Shares, which, if paid in stock, at the election of the Company, would be at a 25% discount.  See paragraphs 4 and 5 below.  The following formula creates that result.

The outstanding principal balance of this Note shall bear interest, payable quarterly, in an amount equal to the product (X) of the following formula: X= (Y-Y1) x (Z). Y is the greater of (a) the closing bid price of the Company’s common stock on the Interest Date or (b) the average closing bid price for Common Stock on the five trading days immediately prior to the Interest Date; Y1 is the pricing used for the preceding Interest Date or other applicable prior pricing Interest Date and Z is the number of Applicable Shares. For purposes of the first Interest Date computation, $0.0075 shall be used as the Y1. Until there is any payment of Principal on the Note, Z, or the number of Applicable Shares, shall be 634,509. Other than for the first Interest Date computation, Y1 shall never be less than the Y1 for any preceding Interest Date computation (no double benefit for price increases, followed by a price decrease followed by another price increase). For purposes of this computation, pricing shall be as reported on pinksheets.com on such dates (or other analogous reporting source agreed upon by both parties if pinksheets.com is no longer reporting the Company’s common stock price). Notwithstanding the preceding, the Interest for any quarter shall not be less than 2½% (the “Minimum Interest”) of the Principal balance at the beginning of the quarter. Notwithstanding the preceding, Y shall not be greater than 125% of the Y1 (the “Maximum Interest”).

Additionally, notwithstanding anything herein to the contrary, in the event of a dividend by the Company, Holder shall be entitled to its share of the dividend, be it stock dividend or cash dividend, or any similar transaction or distribution by the Company (a “Dividend”), in Holder’s capacity as a noteholder, to the same extent as though the Holder had shares of stock issued to Holder as an In-Kind Payment, calculated on the day of such Dividend, without regard to the last 3 paragraphs of Section 5.

4.  Alternate Methods of Payment:  Subject to the conditions set forth below and customary equity conditions (including piggyback registration rights), the Company may, at its sole option, elect to make such payments of principal and interest under this Note, in freely tradable shares of the Company’s common stock (an “In-Kind Payment”).  In such event, each share of the Company’s Common stock will be valued at the Fixed Price (as defined in Section 5 below), as determined at the lesser of (1) on such Interest Date, or (2) on the day the Company delivers the shares.  The Company is required to notify Holder of its election to make such payment in shares at least ten days prior to the payment date. Pre-Payment Option:  The Company may at any time, upon ten days written notice, prepay any or all of the outstanding principal balance. Such a prepayment does not eliminate interest accrued to such date. Instead, interest accrued to such date shall be calculated as though the date of such prepayment was the first banking day of a quarter and the date of such prepayment was thus an Interest Date and shall be calculated without regard to the Maximum Interest.

5.  Optional/ In-Kind Payment. The number of shares of ACCESSKEY, INC. Common Stock that Holder shall be entitled to receive in the event of an In-Kind Payment, shall be equal to the greater number of shares, of (a) seventy-five percent (75%) of the closing bid price for Common Stock on the trading day immediately prior to the Holder’s receipt of shares pursuant to such payment, or Interest Date of such payment or (b) seventy-five percent (75%) of the average closing bid price for Common Stock on the five trading days immediately prior to the Holder’s receipt of shares pursuant to such payment, or Interest Date of such payment (the “Fixed Price”); each share of the Company’s Common stock will be valued at the Fixed Price, as determined at the lesser of (1) the day the Company delivers the shares or (2) the Interest Date.

Except for pricing purposes, each In-Kind Payment shall be deemed to have been effected on the date the shares are received by the Holder, and Holder shall be deemed to have become on said date the holder of record of the shares of Common Stock issuable upon such In-Kind Payment.  No fractional shares of Common Stock shall be issued upon an In-Kind Payment.

The Holder shall not be entitled to shares, and the Company shall not issue shares upon an In-Kind Payment, if, and to the extent that, such In-Kind Payment would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of common stock of the Company on such exercise or Payment date, including the number of shares of common stock beneficially owned by the Holder and its affiliates:

(i) the number of shares of common stock beneficially owned by the Payee and its affiliates.

(ii) the number of shares of common stock issuable upon the exercise of the warrant and/or options and/or In-Kind Payment and/or other share issuance.

For the purposes of this provision, as set forth in the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate warrant and/or option exercises and/or other share issuances of only 9.99% and aggregate warrant and/or option exercises and/or other share issuances to the Holder may exceed 9.99%.  The Holder may void the exercise limitation described in this Section upon 61 days prior written notice to the Company.  The Holder may allocate which of the equity of the Company deemed beneficially owned by the Holder shall be included in the 9.99% amount described above and which shall be allocated to the excess above 9.99%.

In the event that an In-Kind Payment Notice is sent by the Company, and the shares are not issuable to the Holder because it would cause the Holder’s shareholdings (plus the shareholdings of Holder’s affiliates) in the Company to exceed 9.99%, the Company shall instead, at Holder’s option, either (1) issue an interest bearing Fixed Price Convertible Note, bearing interest at 10% per annum, amortized monthly, except that the conversion price shall be fixed, equal to the conversion price relative to the In-Kind Payment Notice, any share issuance being again subject to this paragraph in such Fixed Price Secured Convertible Note, or (2) add the principal amount of such excess to this Note, as though such excess amount, in US Dollars were then advanced to the Company.

6.  Short-Hold Covenant.  Holder covenants and agrees that, so long as any indebtedness is outstanding hereunder and provided that this note is not in default, Holder shall not at any time hold or maintain a short position with respect to the securities of the Company.

7.  Covenants.  The Company covenants and agrees that, so long as any indebtedness is outstanding hereunder, it will comply with each of the following covenants (except in any case where Holder has specifically consented otherwise in writing):

A.  Notice of Event of Default.  The Company shall furnish to Holder notice of the occurrence of any Event of Default (as defined herein) within five (5) days after it becomes known to an executive officer of Company.

8.  Event of Default.  For purposes of this Note, the Company shall be in default hereunder (and an “Event of Default” shall have occurred hereunder) if:

A.  The Company shall fail to pay when due any payment of principal, interest, fees, costs, expenses or any other sum payable to Holder hereunder or otherwise;

B.  The Company shall default in the performance of any other agreement or covenant contained herein (other than as provided in subparagraph A above), and such default shall continue uncured for twenty (20) days after notice thereof to the Company given by Holder, or if an Event of Default shall occur under any other Loan Document;

C.  The Company: becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and if appointed without its consent, not be discharged within thirty (30) days; makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and if contested by it not dismissed or stayed within ten (10) days; if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors is instituted or commenced by the Company; if any order for relief is entered relating to any of the foregoing proceedings; if the Company shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or if the Company shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing.

9.  Consequences of Default.  Upon the occurrence of an Event of Default and at any time thereafter, the entire unpaid principal balance of this Note, together with interest accrued thereon and with all other sums due or owed by the Company hereunder, shall become immediately due and payable.  In addition, at the election of Holder, the principal balance and all past-due interest shall thereafter bear interest at the rate of 18% per annum until paid.

10. Liquidated Damages/Remedies not Exclusive.

A.  The remedies of Holder provided herein or otherwise available to Holder at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively and together at the sole discretion of Holder, and may be exercised as often as occasion therefore shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

B.  Liquidated Damages In the event that the Company fails to deliver the shares when due, whether by Section 4 or 5, or otherwise, the number of shares otherwise due shall increase by 5% for each month or partial month, until the Company does deliver such shares. The parties agree that this is a reasonable amount for liquidated damages, given the difficulty to determine, in advance, what actual damages may lie.

11.  Notice.  All notices required to be given to any of the parties hereunder shall be in writing and shall he deemed to have been sufficiently given for all purposes when presented personally to such party or sent by certified or registered mail, return receipt requested, to such party at its address first set forth above. Such notice shall be deemed to be given when received if delivered personally or five (5) business days after the date mailed.  Any notice mailed shall be sent by certified or registered mail.  Any notice of any change in such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

12.  Severability.  In the event that any provision of this Note is held to be invalid, illegal or unenforceable in any respect or to any extent, such provision shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible.  Any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.  Successors and Assigns. This Note inures to the benefit of the Holder and binds the Company, and its respective successors and assigns, and the words “Holder” and “Company” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.

14.  Assignment. The Company may assign or transfer its duties hereunder with the written consent of the Holder.

15.  Waiver of Formalities. Except as provided in this Note, presentment, protest, notice, notice of dishonor, demand for payment, notice of protest and notice of non-payment are hereby waived.

16.  Non-Waiver By Holder. The failure or delay by the Holder of this Note in exercising any of his rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The Holder of this Note may not waive any of its rights, except in an instrument in writing signed by the Holder.

17.  Entire Agreement.  This Note embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether express or implied, oral and written.

18.  Modification of Agreement.  This Note may not be modified, altered or amended, except by an agreement in writing signed by both the Company and the Holder.

19.  Governing Law.  This instrument shall be construed according to and governed by the laws of the State of Illinois.

20.  Consent to Jurisdiction and Service of Process.  The Company irrevocably appoints each and every officer of the Company as its attorney upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Note; and the Company hereby consents that any action or proceeding against it be commenced and maintained in any court within the State of Illinois by service of process on any such, officer; and the Company agrees that the courts of the State of Illinois shall have jurisdiction with respect to the subject matter hereof and the person of the Company. Notwithstanding the foregoing, Holder, in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which the Company may be found or in which any of its properties may be located.

IN WITNESS WHEREOF, the Company has duly executed this Note, in favor of Nutmeg MiniFund II, LLLP, as of the date first written above subject to the terms of the attached addendum.

COMPANY

ACCESSKEY, INC.
/s/ Bruce Palmer
Bruce Palmer, President